CVD Equipment Corporation Expands

RONKONKOMA, NY October 17, 2011 – CVD Equipment Corporation (NASDAQ: CVV) announced today that it has entered into an agreement reinstating and amending the  Contract to purchase a 120,000 square foot facility in Central Islip, NY. The purchase price and the target closing date in the amended agreement are the same as in the original agreement, as are substantially all of the other material terms. The new facility located approximately 15 minutes from CVD’s existing Ronkonkoma facilities, will provide adequate space to expand CVD’s Engineering, Manufacturing, Administration and Application Laboratory. The Company’s two (2) buildings in Ronkonkoma, NY, which total 63,000 square feet, continue to be offered for sale.

Leonard Rosenbaum, President of CVD Equipment Corporation, stated, “The virtual doubling of the size of our Long Island facilities is essential to allow the Company to generate plans for product growth and anticipated future order levels. At our existing facilities, we are presently at capacity both in personnel and manufacturing and we need to increase personnel and capabilities in multiple product areas for the future. The planned expansion includes First Nano R&D equipment, CVD Production equipment and, through our Application Laboratory, process development and material manufacturing programs which will advance the state of the art in 1D, 2D and 3D Nanotechnology beyond the traditional limits of the chemical vapor deposition field.  With this expansion, we will further accelerate the commercialization of tomorrow's technology and further our “Sustainable Growth with Low Risk” business strategy.

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) is a designer and manufacturer of custom and standard state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications.  CVD offers a broad range of chemical vapor deposition, gas control, and other equipment that is used by customers to research, design and manufacture semiconductors, solar cells, graphene, carbon nanotubes, nanowires, LEDs, MEMS, smart glass coatings, battery and/or ultra capacitor materials, medical coatings, industrial coatings and equipment for surface mounting of components onto printed circuit boards.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.  Certain information included in this press release by CVD Equipment Corporation (CVD), as well as information included in oral or other written statements made or to be made by CVD, contains statements that are forward-looking.  All statements other than statements of historical fact are hereby identified as "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.  Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of CVD's growth and sales strategies, possible customer changes in delivery schedules, cancellation of orders, delays in product shipments, delays in obtaining parts from suppliers, failure to satisfy customer acceptance requirements and other risk factors described in CVD’s SEC filings.  All forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and CVD assumes no obligation to update this press release.

For further information please contact Karen Hamberg or Investor Relations by Phone: (631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@CVDequipment.com